Exhibit (l)

SIDLEY AUSTIN BROWN & WOOD LLP

BEIJING	787 SEVENTH AVENUE NEW YORK, NEW YORK 10019 TELEPHONE 212 839 5300 FACSIMILE 212 839 5599 www.sidley.com FOUNDED 1866	LOS ANGELES

BRUSSELS		NEW YORK

CHICAGO		SAN FRANCISCO

DALLAS		SHANGHAI

GENEVA		SINGAPORE

HONG KONG		TOKYO

LONDON		WASHINGTON, D.C.

April 27, 2004

Capital and Income Strategies Fund, Inc. 800 Scudders Mill Road Plainsboro, New Jersey 08536

Ladies and Gentlemen:

This opinion is being furnished in connection with the registration by Capital and Income Strategies Fund, Inc., a Maryland corporation (the "Fund"), of shares of common stock, par value $.10 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Fund's registration statement on Form N-2, as amended (the "Registration Statement"), under the Securities Act, in the amount set forth under "Amount Being Registered" on the facing page of the Registration Statement.

As counsel for the Fund, we are familiar with the proceedings taken by the Fund in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Charter and the By-laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner and for the consideration referred to in the Registration Statement, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

SIDLEY AUSTIN BROWN & WOOD LLP IS A DELAWARE LIMITED LIABILITY PARTNERSHIP PRACTICING IN AFFILIATION WITH OTHER SIDLEY AUSTIN BROWN & WOOD PARTNERSHIPS

SIDLEY AUSTIN BROWN & WOOD LLP	NEW YORK

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

Very truly yours, /s/ Sidley Austin Brown & Wood LLP

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